EXHIBIT 99.1

           Pinnacle Systems, Inc. announces agreement to Acquire HP's
                              Video-Server Business

      Pinnacle Systems Strengthens its Market Position in Providing Leading Media Server Solutions for Video Distribution to the Broadcast-television and
                         Internet-broadcast Marketplaces

MOUNTAIN VIEW and PALO ALTO, Calif.,  6/30/99-- Pinnacle Systems,  Inc. (NASDAQ:
PCLE - news) and Hewlett-Packard Company (NYSE: HYP - news) today announced that the companies have signed an asset-purchase agreement to sell HP's broadcast-video-server business to Pinnacle Systems.

Under the terms of the definitive agreement, Pinnacle Systems will acquire practically all assets of HP's Video Communications Division, including key technologies and intellectual property, the MediaStream family of products and selected additional assets, as well as most managers and employees.

The full purchase price will be paid at closing and is expected to be about $40 million, adjusted for changes in inventory and backlog as of the closing date. One third of the final purchase price will be paid in cash, and the remaining two thirds will be paid in Pinnacle Systems common stock. The transaction is expected to close in early August, contingent upon regulatory approval.

"We are delighted to have the opportunity to bring our two world-class teams together, especially at a time of unprecedented change in the digital-video marketplace," commented Mark Sanders, president and chief executive officer of Pinnacle Systems. "HP's new MediaStream servers 700 and 1600 complement Pinnacle's Thunder and iThunder video servers, and will offer broadcasters and video distributors over the Internet an advanced set of solutions for the storage and distribution of high-quality digital media. We welcome the injection of HP's talent and technology, and the advantages it will bring Pinnacle in providing industry leading solutions to create and distribute digital video content."

"The synergies in our two businesses made it readily apparent that we could capitalize on our mutual strengths by simply eliminating barriers between us and combining our two digital-video groups," said Tom White, vice president and general manager of HP's Communications Solutions Group. "We value the relationships we have built in this marketplace and will implement a program with Pinnacle to provide a seamless transition for our existing customers. We believe that they will be better served by the new breadth of services under Pinnacle Systems' management."

The agreement, under which HP will receive most of the purchase price in Pinnacle Systems stock, which also includes a technology-transfer agreement, underscores the two companies' vested interest in a successful merger of operations toward an improved product and service offering. The small number of HP employees who do not join Pinnacle Systems will be reassigned within HP.
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About Pinnacle Systems' Video Server Products

Pinnacle Systems' Thunder multi-channel media server was introduced at the National Association of Broadcaster's (NAB) convention in April, 1999 where it was named Television Broadcast magazine's Editor's Pick of the Show. Thunder is capable of DV or MPEG2 encoding and is initially targeted at users who need two or four channels of record/play, includes sophisticated key processing, provides for transitions between clips and enables users to browse video over standard computer networks. First deliveries of Thunder commenced in June 1999.

About HP's Server Products

HP's Video Communications Division introduced its first products in 1992 and pioneered MPEG2-based broadcast-quality video servers. The new MediaStream servers 700 and 1600 that debuted at this year's NAB are HP's third-generation products. They are currently shipping and already have been chosen by a number of major broadcast organizations as the backbone of their mission critical on-air digital-media-distribution needs. The MediaStream family of products is targeted at installations where a large number of playout channels are required and features an HP-developed method for MPEG2 encoding schemes for the most efficient storage of high-quality video available in the market.

About HP

Hewlett-Packard Company -- a leading global provider of computing and imaging solutions and services for business and home -- is focused on capitalizing on the opportunities of the Internet and the proliferation of electronic services. HP had computer-related revenue of $39.5 billion in its 1998 fiscal year. HP plans to launch a new company consisting of its industry-leading test--and-measurement, semiconductor products, chemical-analysis and medical businesses. These businesses represented $7.6 billion of HP's total revenue in fiscal 1998. With leading positions in multiple market segments, this technology-based company will focus on opportunities such as communications and life sciences.

HP has 123,000 employees worldwide and had total revenue of $47.1 billion in its 1998 fiscal year. Information about HP, its products and the company's Year 2000 program can be found on the World Wide Web at http://www.hp.com or at www.hp.com/go/broadcast.

About Pinnacle Systems

Pinnacle Systems' broadcast, desktop, and consumer groups provide video professionals and consumers, the digital-video-editing tools needed to create great productions faster and more affordable than ever before. These innovative tools perform a variety of on-air, production, and postproduction functions such as the addition of special effects, image management, capture, storage, playout, as well as graphics and title creation, storage, and playout. Pinnacle Systems may be reached at 650-526-1600.


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